Exhibit 10.10

EXTENDED EMPLOYMENT AGREEMENT

This AGREEMENT (“Agreement”) between GEOVIC, LTD. (“Geovic” or “Company”) and DAVID C. BELING (“Executive”) initially became effective on January 1, 2004, but is revised and extended through 31 December 2007. The Company and the Executive are in some places herein referred to individually as a Party and collectively as the Parties.

WHEREAS:

A.	The Company is a private mining company incorporated in Wyoming and doing business in Colorado;

B.	The Company is assisting its majority-owned subsidiary, Geovic Cameroon PLC in developing a cobalt-nickel mining project ("Project") in the Republic of Cameroon;

C.

The Executive is experienced, qualified and specializes in the evaluation, engineering, development, financing, construction, start-up and operation of mines and process plants and provides executive and hands-on management expertise while adding substantial value during all phases of project and corporate development;

D.	The Executive and the Company were Parties to a Financial Services Agreement dated 18 April 2003 that has expired;

E.	The Executive and the Company were Parties to a Consulting Agreement dated 10 June 2003 that expired on December 31, 2003;

F.	The Company desires to retain the Executive as an employee and Executive desires to continue as an employee of the Company, all pursuant to the terms and conditions set forth in this Agreement.

IT IS HEREBY AGREED as follows:

1.	Appointment and Term of Employment

1.1

The Company initially employed the Executive as the Senior Vice President of Operations, and effective June 14, 2005 as the Executive Vice President and Chief Operating Officer to perform duties and provide expanded Services set out in Schedule I. The Executive shall also perform such other duties for the Company and its subsidiaries and affiliates as may from time to time be authorized or directed by the Board of Directors (“Board”) and CEO of the Company. The Executive agrees to be employed by the Company in all such capacities for an extended term (“Term of Employment”) beginning 01 May 2006 and ending on 31 December 2007 subject to all the covenants and conditions hereinafter set forth. The Term of Employment shall be automatically renewed for successive one-year terms unless either Party gives written notice to the other at least 45 days prior to the expiration of the then Term of Employment, of such Party’s intention to terminate Executive’s employment hereunder at the end of the then current Employment Term. If either Party gives a valid termination notice (“Notice of Termination”) pursuant to section 3 hereof, the Term of Employment shall not extend beyond the date of expiration (Expiration Date”) specified in such notice.

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1.2

The Executive shall report to the CEO , unless the CEO or the Company’s Board of Directors designates another supervisor. Executive shall keep the CEO well informed regarding the Project and shall promptly respond to any reasonable requests by the CEO on behalf of the Company. Executive shall assist the Company in reaching well-reasoned decisions and implementing those decisions regarding the Project and the Company.

1.3	While Executive provides services to the Company, Executive shall also provide Services to the Company’s subsidiary, Geovic Cameroon PLC (“Subsidiary”).

1.4

The Executive shall be a full-time employee of Geovic with the authority, autonomy and responsibility customary for an Executive Vice President and COO. The Executive shall provide his services exclusively to Geovic, except that he may perform as an Outside Director on the Boards of no more than two other companies. Such outside directorships shall conform with Geovic’s priorities and place no unnecessary burden upon the Company or the Executive. During the Term of Employment, the Executive agrees to serve, if elected, as a director of the Company or as an officer or director of any subsidiary or affiliate of the Company.

2.	Consideration and expenses

2.1

During the Term of Employment, in consideration of the Executive’s Services hereunder, including, without limitation, service as an officer or director of the Company or of any subsidiary or affiliate thereof, the Company shall pay the Executive according to the attached Schedule II payable monthly in arrears on the last working day of each month. All payments of consideration and expenses shall be made by direct deposit to an account in the name of Executive at a financial institution selected by Executive and located in the United States. All currency herein is expressed in US dollars.

2.2	The Company shall pay or reimburse to the Executive:

2.1.1

All costs reasonably and properly expended by him on behalf of the Company for performance of Services, if proper documentation of such expenses is received by the Company in accordance with the Company’s normal expense reimbursement procedures;

2.1.2

The Company shall reimburse the Executive’s medical insurance in an amount not to exceed $500/month. Expenses for Executive’s personal vehicle use shall be at a rate of $0.405 per mile, but shall exclude the mileage associated with daily commuting.

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Such payments or reimbursements shall be made within 7 days of a request for reimbursement by the Executive together with provision by the Executive of such additional evidence and information as the Company shall reasonably require.

2.3

The Executive shall be entitled to take four (4) calendar weeks of paid vacation annually during the Term of Employment, subject to the dates being previously agreed by the CEO. Executive shall not be entitled to additional compensation if he fails to use this vacation, and the benefit will be forfeited. The Executive shall also be entitled to take paid holidays in accordance with standard Company policy.

3.	Termination

3.1

Either Party may terminate this Agreement at any time for just cause as provided hereunder, or for any reason whatsoever by a Party delivering 45 calendar days advance written notice to the other Party, subject to the provisions of Article 4.

3.2	The Company may by notice in writing immediately terminate this Agreement for just cause, which shall include but not be limited to the following reasons:

3.2.1

Breach of any material obligation owed the Company in this Agreement, neglect of duties to be performed under this Agreement, dishonest conduct or conduct that has damaged or will likely damage the reputation or standing of the Company, or Executive is convicted of any criminal act or engages in any act of moral turpitude;

3.2.2

Without prejudice to clause 3.2.1 above, if Executive is in breach of any term of this Agreement which is capable of remedy and is not remedied by the Executive within twenty-one (21) days of receipt of a notice from the Company specifying the breach and requiring its remedy, or for repeated breach of a similar nature with no cure period;

3.2.3	Upon death or disability of Executive

3.3	Executive may by notice in writing immediately terminate this Agreement for just cause, which shall include but not be limited to the following reasons:

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3.3.1	Breach of any material obligation owed the Executive in this Agreement, or requirements by the Company that Executive perform illegal activities;

3.3.2

Without prejudice to Clause 3.3.1, if the Company is in breach of any term of this Agreement which is capable of remedy and is not remedied by the Company within twenty-one (21) days of receipt of a notice from the Executive to the Contact Person specifying the breach and requiring its remedy, or for repeated breach of a similar nature with no cure period;

3.3.3	Bankruptcy of the Company;

3.3.4	Inability of Executive to substantially perform his essential duties under this Agreement because of a disability.

4.	Severance

4.1

In the event of merger, consolidation, divestiture, takeover, significant sale, change in control or any similar business circumstance with Geovic or its subsidiaries which result in conditions deemed unacceptable by the Executive within six months after such circumstance occurs, the Executive is to be paid a lump sum severance of two (2) years of the revised minimum base salary pursuant to Article 1 of Schedule II plus any prorated bonus and vacation accrued to the time of such voluntary or involuntary termination. Severance under voluntary termination shall not apply for investment by the FG Group.

     The term change in control shall mean either: (1) the direct or indirect acquisition of shares in excess of 50 percent of the outstanding shares of Geovic common stock by a person or a group of persons, other than through a public equity offering by Geovic, or (2) any change in the composition of the Geovic Board resulting in a majority of the present directors not constituting a majority, provided that in making such determination directors who were elected by or on the recommendation of such majority shall be excluded.

5.	Confidentiality

5.1

In this Agreement, all information and data (“Information”) includes oral or written, computer file or other permanent form relating to the Company, Geovic Cameroon PLC and the other subsidiaries and affiliates of the Company (together the “Group”) and their businesses and assets or any part thereof disclosed or provided to the Executive and all documents, computer files or other records prepared by the Executive which contain or are based on any such information or data.

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5.2

The Executive shall keep all Information strictly confidential and shall not disclose the Information, in whole or in part, to any person other than directors, employees of the Group and outside personnel that need to know such Information for their performance of services on behalf of the Company.

5.3

The Executive shall not use the Information for any purpose whatsoever other than for the purpose of providing the Services herein, and as may be required or beneficial in the performance of the Services herein and the Financial Services Agreement.

5.4	The provisions of Clauses 5.2 and 5.3 shall not apply to Information:

5.4.1	which at the time of disclosure is available to the public generally;

5.4.2	which after disclosure becomes available to the public generally, other than by reason of a breach by the Executive of his obligations under this Agreement; or

5.4.3	subject to any disclosure if such disclosure is the requirement of a court of competent jurisdiction.

5.5	The obligations in Clauses 5.2 and 5.3 shall remain in effect for three (3) years after termination of this Agreement.

6.	Company property

6.1	The results of the Services shall be the exclusive property of the Company.

6.2

On the expiration or termination of the Term of Employment (for whatever reason and howsoever caused) the Executive shall promptly deliver to the Company all Information in permanent form and all other property belonging to the Company which may be in his possession or under his control.

7.	Taxes

Federal and state taxes will be withheld by the company from Executive’s monthly salary, and Executive shall be eligible for workers compensation and unemployment insurance benefits to the extent provided by law. For all purposes under this Agreement, Executive is a resident of the State of Colorado.

8.	Other activities

The Executive shall not conduct any unethical or illegal activities on behalf of the Company and agrees to comply with the Company’s guidelines on business practice and behavior.

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9.	Evacuation

The Company shall make efforts to ensure the release or evacuation of the Executive [and members of his family] if he is kidnapped, held hostage, requires emergency medical evacuation or is caught up in any kind of civil unrest or violence during his performance of Services to the Company.

10.	Notices

10.1

Any notice to be given under this Agreement must be in writing and must be delivered to the addressee in person or left at the address of the addressee or sent by facsimile to the facsimile number of the addressee which in each case is specified in this clause, and marked for the attention of the person so specified, or to such other address or facsimile number and/or marked for the attention of such other person as the relevant Party may from time to time specify by notice given in accordance with this clause.

The details of each party at the date of this Agreement are:

To the Company	Geovic, Ltd.
743 Horizon Court, Suite 300A
Grand Junction, CO 81506 USA
Facsimile: 970 256 9241
Attention: The Secretary

To the Executive	David C. Beling
3682 Ridge Drive
Grand junction, CO 81506

10.2	A notice shall take effect from the time it is deemed to be received as follows:

10.2.1	in case of a notice delivered to the addressee in person, upon delivery;

10.2.2	in the case of a notice left at the address of the addressee, upon delivery at that address;

10.2.3	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates the facsimile number of the recipient.

11.	Governing law & Exchange approval

This Agreement shall be governed by and interpreted in accordance with the laws of Colorado, United States. Based on business transactions contemplated by the Company , the Executive agrees to the modification or deletion of certain terms in this agreement if required to obtain approval from the TSX Venture Exchange.

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IN WITNESS whereof the Parties hereto have executed the Agreement this 20th day of April 2006.

Signed /s/ John E. Sherborne
             John E. Sherborne, CEO for and on behalf of
             GEOVIC, LTD.

Signed /s/ David C. Beling
             David C. Beling, Executive

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SCHEDULE I

THE SERVICES

Services to be provided by the Executive include:

1.

In accordance with the directives of the Board and CEO, assume overall project authorities and responsibilities, including but not limited to establishing priorities; engaging, hiring, managing and directing all development and operational employees, consultants and contractors; initiating and advancing financing for Corporate and Project development; and implementing all activities for the expedient attainment of:

1.1.	Developing, constructing and operating the Cameroon Co-Ni Project.

1.1.1	Directing completion of an independent Final Bankable Feasibility Study (BFS) with inclusion or due consideration to the following:

o	Maximize the utility of the studies already conducted by the Company’s employees, consultants and contractors;

o

Draft appropriate Request For Proposals (RFP’s) to carry out the necessary studies for the BFS; o Manage, direct and administer the selection, contract negotiations and services under the RFP’s; and o Implement the necessary activities needed to optimally carry out the various studies and complete environmental permitting and land leasing necessary to construct and operate the Project.

1.1.2	Sourcing and directing the completion of final engineering and design for mine, plant and infrastructure facilities.

1.1.3	Negotiating equipment, material, service and supply contracts and procuring other arrangements necessary to construct and operate the Project.

1.1.4	Placing the Project into sustained, profitable production and directing all operations.

1.1.5	All of the above Project activities are to be carried out in conformance with directives and approvals to be developed by the Geovic Cameroon Board of Directors.

1.2

In the event a joint venture or sale of the Project or a corporate transaction is deemed in the best interest of Geovic, the Executive will focus on initiating, developing, adding further value, marketing and closing such a transaction.

2.

Initiate and actively participate in arranging, negotiating and closing debt and public or private equity financings and promoting the value of Geovic to the public, financial and technical communities. Present necessary or requested information to promote the objectives of the Company and respond as necessary to government authorities and other parties.

3.	Continue to provide the services and follow up with contacts initiated in the Financial Services Agreement dated 18 April 2003.

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4.

Provide any other professional, technical, executive, management, administrative, financial and business service or undertake any other action believed to be in the best interest of the Company, its subsidiaries, business interests and shareholders.

SCHEDULE II
COMPENSATION

1.

The Executive shall be paid a salary of $9,000 per month effective May 1, 2006, subject to the following provision. If, at the end of each calendar quarter of the Term of Employment, the working capital of the Company exceeds $1,000,000, the Executive’s salary shall be increased to $10,000 per month for each subsequent calendar quarter that this provision is met. The Executive’s performance and compensation shall be reviewed by Geovic’s Board as follows:

1.	on or before each anniversary of this Agreement;

2.	to remain competitive in salary, comprehensive benefits and incentives with executives having similar experience and abilities and consistent with comparable mining companies.

Notwithstanding the above, Executive’s base salary shall be evaluated in light of Executive’s performance and re-determined by Company management and the Board at the time the Company becomes publicly listed.

2.

Prior to Geovic’s shares becoming publicly listed, Executive shall receive payments of 4,000 Option Shares per month in accordance with the Company’s then current Share Option Plan. Notwithstanding the above, Executive understands and agrees that the monthly granting of share options will be terminated upon public listing of the Company as a requirement of the TSX Venture Exchange. Accordingly, Executive’s compensation package shall be fairly and reasonably modified to account for this change in conformance with securities’ laws and the Company’s modified Stock Option Plan as determined by the Board.

3.

Due to Executive’s efforts with respect to adding value to a comprehensive pre-feasibiltiy study dated March 24, 2006, Executive will, upon execution of this Agreement, be granted a milestone bonus of 75,000 Option Shares in accordance with the Executive’s employment Agreement in effect at March 24, 2006.

4.	An annual incentive bonus may be granted pursuant to an outstanding appraisal of Executive’s performance by Geovic’s Board of Directors.

5.	The previous contract contained milestone bonuses that will be re-evaluated by the Board.

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